UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015

ARMADA HOFFLER PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35908	46-1214914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Central Park Avenue, Suite 2100 Virginia Beach, Virginia	23462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 366-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 3, 2015, a wholly owned subsidiary of Armada Hoffler Properties, Inc. (the “Company”) entered into a purchase and sale agreement with an unrelated third party to acquire a portfolio of the 11 retail properties listed below (the “Portfolio”) for $170.5 million in cash.

Property Location	Square Feet	Occupancy(1)	Anchor Tenants
Durham, NC	160,942	100%	Bed Bath & Beyond, PetSmart, Total Wine & More, A.C. Moore
Durham, NC	109,590	100%	Ross Dress for Less, Petco, Office Depot
Greensboro, NC	135,758	100%	Bed Bath & Beyond, Golfsmith, T.J. Maxx, Petco, Five Below
Salisbury, NC	57,710	100%	Harris Teeter
Winston Salem, NC	96,914	79%	Harris Teeter
Taylors, SC	114,935	96%	PetSmart, Hobby Lobby, Dollar Tree
South Bend, IN	115,059	94%	Kroger, Staples, Jo-Ann Fabrics
Nashville, TN	93,600	88%	Kroger
Oakland, TN	64,600	96%	Kroger
Pasadena, TX	81,158	78%	Kroger
Waynesboro, VA	52,415	100%	Kroger

Total/Weighted Average	1,082,681	94%

(1)	As of September 30, 2015

The capitalization rate for the Portfolio acquisition is approximately 6.8%, which we determined by dividing the Portfolio’s aggregate cash net operating income for the 12 months ended October 31, 2015 by the contract purchase price for the Portfolio. For purposes of calculating the capitalization rate, net operating income consists of rental income and expense reimbursements from in-place leases (as adjusted for leases that expired during the period and new leases that commenced during the period) and reduced by operating expenses (as adjusted for certain expenses and management fees specific to the prior owner that will not be applicable to us). We believe the capitalization rate for the Portfolio based on its expected net operating income for the forward 12 months will be closer to 7.0% due to contractual rent increases for in-place leases and expected leasing activity.

The Company intends to fund the $170.5 million purchase price with the net proceeds from the recently completed sale of the Oceaneering International facility, the pending sale of the Richmond Tower office building and borrowings under its unsecured revolving credit facility. In addition, the Company is currently evaluating certain properties in the Portfolio located outside of the Carolinas for potential sale after closing of the acquisition in order to generate estimated proceeds of between $20 million and $25 million. The acquisition of the Portfolio is expected to close in the first quarter of 2016, subject to the satisfaction of certain customary closing conditions, including satisfactory completion of the Company’s due diligence. There can be no assurances that these conditions will be satisfied or that the Company will complete the acquisition on the terms described herein or at all.

Pursuant to the accordion feature of the Company’s unsecured revolving credit facility, the Company has requested that the total borrowing capacity of the credit facility be increased by approximately $25 million, which is subject to certain conditions, including obtaining additional commitments from any one or more lenders. There can be no assurances that these conditions will be satisfied or that the Company will obtain the requested increase under the credit facility. In the event that the Company does not obtain the increased borrowing capacity under the credit facility, the Company would need to secure alternative sources of capital in order to close the acquisition of the Cavalier Portfolio, which may not be available on favorable terms, or at all.

Cautionary Note Regarding Forward-Looking Statements

Certain matters within this Current Report on Form 8-K are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements include comments relating to, among other things, the completion of the Portfolio acquisition, the sale of the Richmond Tower office building, the satisfaction of conditions to closing of acquisitions and dispositions and the potential increase in the borrowing capacity under the Company’s unsecured revolving credit facility. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMADA HOFFLER PROPERTIES, INC.

Date: December 3, 2015	/s/ MICHAEL P. O’HARA
Michael P. O’Hara
Chief Financial Officer and Treasurer